Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-271056, 333-267889, 333-260458, and 333-291810 on Form S-3, and Registration Statement Nos. 333-278179, 333-272566, 333-264023, 333-263306, 333-261778, and 333-286018 on Form S-8 of our reports dated March 17, 2026, relating to the financial statements of BlackSky Technology Inc. and the effectiveness of BlackSky Technology Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

McLean, Virginia
March 17, 2026